Exhibit 99.1

Media Contact: Investor Contact:	Kimberly Kuo Senior Vice President, Public Affairs, Communications and Communities 704-557-4584 David M. Katz Executive Vice President and Chief Financial Officer 704-557-4929

Coca‑Cola Bottling Co. Consolidated Reports

Fourth Quarter 2017 and Fiscal 2017 Results

•	Consolidated net sales in the fourth quarter of 2017 increased 33.8% and comparable(a) net sales increased 6.7% compared to the fourth quarter of 2016.
•	Consolidated equivalent unit case volume in the fourth quarter of 2017 increased 24.8% and comparable(a) equivalent unit case volume increased 1.5% compared to the fourth quarter of 2016.
•	Consolidated income (loss) from operations in the fourth quarter of 2017 decreased $21.8 million and comparable(a) income from operations increased $8.3 million compared to the fourth quarter of 2016.
•

Consolidated basic net income per share in the fourth quarter of 2017 increased to $8.35, which included an estimated $7.14 benefit per share primarily due to the revaluation of net deferred tax liabilities as a result of the Tax Cuts and Jobs Act, from basic net income per share of $2.31 in the fourth quarter of 2016. Comparable(a) basic net income per share increased to $0.20 from comparable basic net loss per share of $0.26 in the fourth quarter of 2016.

CHARLOTTE, February 27, 2018 – Coca‑Cola Bottling Co. Consolidated (NASDAQ: COKE) today reported operating results for the fourth quarter and fiscal year ended December 31, 2017.

Frank Harrison, Chairman and Chief Executive Officer, said, “2017 was once again a year of transformation. We met the substantial challenges head-on and delivered solid results despite challenging industry conditions and other headwinds. We deeply appreciate our teammates’ hard work. 2018 will be a year of continued integration of our expanded business platform – seeking to drive growth, efficiency and continuous improvement – and engaging our Purpose with intentional leadership and meaningful teamwork.”

Hank Flint, President and Chief Operating Officer, added, “The fourth quarter of 2017 was one of our busiest yet. We saw our multi-year series of System Transformation acquisition transactions with The Coca‑Cola Company come to an end, completing our final acquisitions and exchanges on October 2. With our expanded footprint established, net sales increased by 33.8% and comparable sales increased 6.7% in the fourth quarter. As we enter 2018, we will continue our focus on integrating the operations and systems of our expanded footprint with the support of our hardworking teammates, to whom we are grateful for their commitment and outstanding efforts.”

Fourth Quarter 2017 and Fiscal 2017 Operating Review

	Fourth Quarter 2017 % Change Compared to Fourth Quarter 2016		Fiscal 2017 % Change Compared to Fiscal 2016
	Consolidated	Comparable(a)	Consolidated	Comparable(a)

Net sales	33.8%	6.7%	37.0%	3.1%
Income (loss) from operations	-104.2%	81.4%	-24.8%	2.4%
Net income per share - basic	261.5%	176.9%	92.0%	-11.4%
Equivalent unit case volume(b)	24.8%	1.5%	31.6%	1.6%
Sparkling	21.2%	-0.7%	27.8%	0.2%
Still	35.8%	8.3%	40.8%	4.9%

(a)  The discussion of the fourth quarter and fiscal results includes selected non-GAAP financial information, such as “comparable” results. See discussion of “Non-GAAP Financial Measures” for descriptions and reconciliations.

(b)  Equivalent unit case volume is defined as 24 8-ounce servings or 192 ounces.

•

Consolidated net sales increased $284.6 million, or 33.8%, to $1.13 billion in the fourth quarter of 2017, compared to $841.6 million in the fourth quarter of 2016. The increase in net sales in the fourth quarter was primarily driven by acquisitions and an increase in comparable net sales of 6.7%. The increase in comparable net sales in the fourth quarter of 2017 was driven by an increase in comparable equivalent unit case volume of 1.5%.

Consolidated net sales increased $1.16 billion, or 37.0%, to $4.32 billion in fiscal 2017, compared to $3.16 billion in fiscal 2016. The increases in net sales in fiscal 2017 was primarily driven by acquisitions and an increase in comparable net sales of 3.1%. The increase in comparable net sales in fiscal 2017 was driven by an increase in comparable equivalent unit case volume of 1.6%.

•

Consolidated income from operations decreased $21.8 million to a $0.9 million loss in the fourth quarter of 2017 from income of $20.9 million in the fourth quarter of 2016. Consolidated income from operations decreased $31.7 million, or 24.8%, to $96.2 million in fiscal 2017, from $127.9 million in fiscal 2016. Comparable income from operations, which represents the same geographic territories in all periods presented, increased $8.3 million to $18.5 million in the fourth quarter of 2017, from $10.2 million in the fourth quarter of 2016. Comparable income from operations increased $2.8 million, or 2.4%, to $120.8 million in fiscal 2017, from $118.0 million in fiscal 2016.

Consolidated income from operations was impacted by a challenging retail sales environment. We also incurred $8.1 million and $17.3 million of additional System Transformation transaction expenses in the fourth quarter of 2017 and fiscal 2017, as compared to the fourth quarter of 2016 and fiscal 2016, respectively. In addition, during the fourth quarter of 2017 and fiscal 2017 we incurred $2.3 million and $7.9 million, respectively, of amortization expense related to the conversion of distribution rights from indefinite lived intangible assets to long lived intangible assets during the first quarter of 2017.

•

Other income (expense) was comprised of three categories of transactions in 2017: (i) the quarterly mark-to-market fair value adjustment for the Company’s acquisition related contingent consideration liability for territories acquired from Coca‑Cola Refreshments USA, Inc. (“CCR”), a wholly-owned subsidiary of The Coca‑Cola Company, which resulted in a benefit of $19.9 million in the fourth quarter of 2017 and an expense of $3.2 million in fiscal 2017, (ii) income of $6.0 million related to an increase in the Company’s investment in Southeastern Container, a manufacturing cooperative, following CCR’s redistribution of a portion of its investment in Southeastern Container in December 2017 and (iii) net working capital and other fair value adjustments related to acquisitions and divestitures that were made beyond one year from the transaction closing date, which provided a benefit of $2.4 million in the fourth quarter of 2017 and an expense of $7.0 million in fiscal 2017.

•

Gain on exchange transactions was $12.9 million in the fourth quarter of 2017, which resulted from a $0.5 million gain on the exchange transactions that closed on October 2 (the “October 2017 Exchange Transactions”) and from recognition of $12.4 million of an aggregate $43.0 million one-time legacy facilities credit provided to the Company by The Coca‑Cola Company to compensate for the net economic impact of changes made by The Coca‑Cola Company to the authorized pricing on sales of covered beverages produced at the Company’s legacy facilities prior to implementation of new pricing mechanisms under the Company’s regional manufacturing agreement (the “Legacy Facilities Credit”). The $12.4 million immediately recognized by the Company represents the portion of the Legacy Facilities Credit related to a facility in Mobile, Alabama, which the Company transferred to CCR on October 2. The remaining $30.6 million balance of the Legacy Facilities Credit will be recognized as a reduction to cost of sales over a period of 40 years.

•

Consolidated basic net income per share was $8.35 in the fourth quarter of 2017, as compared to $2.31 in the fourth quarter of 2016. Comparable basic net income per share was $0.20 in the fourth quarter of 2017, as compared to comparable basic net loss per share of $0.26 in the fourth quarter of 2016. In the fourth quarter of 2017, there were estimated benefits to basic net income per share of $7.14 due to the impact of the Tax Cuts and Jobs Act (the “Tax Act”) and $0.92 for the quarterly mark-to-market fair value adjustment for the Company’s acquisition related contingent consideration liability.

Consolidated basic net income per share was $10.35 in fiscal 2017, as compared to consolidated basic net income per share of $5.39 in fiscal 2016. Comparable basic net income per share was $4.11 in fiscal 2017, as compared to $4.64 in fiscal 2016.

•

Cash flows provided by operating activities were $307.8 million in fiscal 2017, which was an increase of $145.8 million compared to fiscal 2016. In addition to the cash generated from the distribution territories acquired in the System Transformation transactions, the increase was driven by (i) a one-time fee of $91.5 million received from CCR in the first quarter of 2017 for the conversion of the Company’s and its subsidiaries’ then-existing bottling agreements with The Coca‑Cola Company or CCR to a new and final form comprehensive beverage agreement and (ii) the $30.6 million portion of the Legacy Facilities Credit which was not immediately recognized by the Company.

About Coca‑Cola Bottling Co. Consolidated

Coke Consolidated is the largest Coca-Cola bottler in the United States. Our Purpose is to honor God, serve others, pursue excellence and grow profitably. For more than 115 years, we have been deeply committed to the consumers, customers, and communities we serve and passionate about the broad portfolio of beverages and services we offer. We make, sell, and deliver beverages of The Coca‑Cola Company and other partner companies in more than 300 brands and flavors to 65 million consumers in territories spanning 14 states and the District of Columbia.

Headquartered in Charlotte, N.C., Coke Consolidated is traded on the NASDAQ under the symbol COKE. More information about the company is available at www.cokeconsolidated.com. Follow Coke Consolidated on Facebook, Twitter, Instagram and LinkedIn.

Cautionary Information Regarding Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties. The words “believe,” “expect,” “project,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. Factors that might cause Coke Consolidated’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: our inability to integrate the operations and employees acquired in System Transformation transactions; lower than expected selling pricing resulting from increased marketplace competition; changes in how significant customers market or promote our products; changes in our top customer relationships; changes in public and consumer preferences related to nonalcoholic beverages, including concerns related to obesity and health concerns; unfavorable changes in the general economy; miscalculation of our need for infrastructure investment; our inability to meet requirements under beverage agreements; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of marketing funding support; changes in The Coca‑Cola Company’s and other beverage companies’ levels of advertising, marketing and spending on brand innovation; the inability of our aluminum can or plastic bottle suppliers to meet our purchase requirements; our inability to offset higher raw material costs with higher selling prices, increased bottle/can sales volume or reduced expenses; consolidation of raw material suppliers; incremental risks resulting from increased purchases of finished goods; sustained increases in fuel costs or our inability to secure adequate supplies of fuel; sustained increases in the cost of labor and employment matters, product liability claims or product recalls; technology failures or cyberattacks; changes in interest rates; the impact of debt levels on operating flexibility and access to capital and credit markets; adverse changes in our credit rating (whether as a result of our operations or prospects or as a result of those of The Coca‑Cola Company or other bottlers in the Coca‑Cola system); changes in legal contingencies; legislative changes affecting our distribution and packaging; adoption of significant product labeling or warning requirements; additional taxes resulting from tax audits; natural disasters and unfavorable weather; global climate change or legal or regulatory responses to such change; issues surrounding labor relations with unionized employees; bottler system disputes; our use of estimates and assumptions; changes in accounting standards; the impact of volatility in the financial markets on access to the credit markets; the impact of acquisitions or dispositions of bottlers by their franchisors; changes in the inputs used to calculate our acquisition related contingent consideration liability; and the concentration of our capital stock ownership. These and other factors are discussed in the Company’s regulatory filings with the Securities and Exchange Commission, including those in the Company’s fiscal 2016 Annual Report on Form 10-K, Item 1A. Risk Factors. The forward-looking statements contained in this news release speak only as of this date, and the Company does not assume any obligation to update them except as required by law.

—Enjoy Coca‑Cola—

Financial Statements

COCA‑COLA BOTTLING CO. CONSOLIDATED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Fourth Quarter		Fiscal Year
(in thousands, except per share data)	2017	2016	2017	2016
Net sales	$1,126,149	$841,560	$4,323,668	$3,156,428
Cost of sales	742,725	516,633	2,782,721	1,940,706
Gross profit	383,424	324,927	1,540,947	1,215,722
Selling, delivery and administrative expenses	384,296	304,006	1,444,768	1,087,863
Income (loss) from operations	(872)	20,921	96,179	127,859
Interest expense, net	11,262	8,704	41,869	36,325
Other income (expense), net	28,372	27,970	(4,197)	1,870
Gain (loss) on exchange transactions	12,893	-	12,893	(692)
Income before taxes	29,131	40,187	63,006	92,712
Income tax expense (benefit)	(51,641)	17,368	(39,841)	36,049
Net income	80,772	22,819	102,847	56,663
Less: Net income attributable to noncontrolling interest	2,850	1,426	6,312	6,517
Net income attributable to Coca-Cola Bottling Co. Consolidated	$77,922	$21,393	$96,535	$50,146

Basic net income per share based on net income attributable to Coca-Cola Bottling Co. Consolidated:
Common Stock	$8.35	$2.31	$10.35	$5.39
Weighted average number of Common Stock shares outstanding	7,141	7,141	7,141	7,141

Class B Common Stock	$8.35	$2.31	$10.35	$5.39
Weighted average number of Class B Common Stock shares outstanding	2,193	2,172	2,188	2,168

Diluted net income per share based on net income attributable to Coca-Cola Bottling Co. Consolidated:
Common Stock	$8.31	$2.30	$10.30	$5.36
Weighted average number of Common Stock shares outstanding – assuming dilution	9,374	9,353	9,369	9,349

Class B Common Stock	$8.32	$2.29	$10.29	$5.35
Weighted average number of Class B Common Stock shares outstanding – assuming dilution	2,233	2,212	2,228	2,208

COCA‑COLA BOTTLING CO. CONSOLIDATED

CONSOLIDATED CONDENSED BALANCE SHEETS

(Unaudited)

(in thousands)	December 31, 2017	January 1, 2017
ASSETS
Current Assets:
Cash and cash equivalents	$16,902	$21,850
Trade accounts receivable, net	388,416	267,213
Accounts receivable, other	104,956	97,361
Inventories	183,618	143,553
Prepaid expenses and other current assets	100,646	63,834
Total current assets	794,538	593,811
Property, plant and equipment, net	1,031,388	812,989
Leased property under capital leases, net	29,837	33,552
Other assets	116,209	86,091
Franchise rights	-	533,040
Goodwill	169,316	144,586
Other identifiable intangible assets, net	931,672	245,415
Total assets	$3,072,960	$2,449,484

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of obligations under capital leases	$8,221	$7,527
Accounts payable and accrued expenses	631,231	450,380
Total current liabilities	639,452	457,907
Deferred income taxes	112,364	174,854
Pension and postretirement benefit obligations and other liabilities	738,971	505,251
Long-term debt and obligations under capital leases	1,123,266	948,448
Total liabilities	2,614,053	2,086,460

Equity:
Stockholders' equity	366,702	277,131
Noncontrolling interest	92,205	85,893
Total liabilities and equity	$3,072,960	$2,449,484

COCA‑COLA BOTTLING CO. CONSOLIDATED

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Fiscal Year
(in thousands)	2017	2016
Cash Flows from Operating Activities:
Net income	$102,847	$56,663
Depreciation expense and amortization of intangible assets and deferred proceeds	168,841	116,623
Deferred income taxes	(58,111)	42,942
Proceeds from bottling agreements conversion	91,450	-
Proceeds from Legacy Facilities Credit	30,647	-
Stock compensation expense	7,922	7,154
Fair value adjustment of acquisition related contingent consideration	3,226	(1,910)
(Gain) loss on exchange transactions	(12,893)	692
System Transformation transactions settlements	(6,996)	-
Gain on acquisition of Southeastern Container preferred shares in CCR redistribution	(6,012)	-
Change in assets and liabilities (exclusive of acquisitions)	(18,757)	(65,323)
Other	5,652	5,154
Net cash provided by operating activities	307,816	161,995

Cash Flows from Investing Activities:
Acquisition of distribution territories related investing activities	(272,258)	(272,637)
Net cash paid for exchange transactions	(19,393)	-
Portion of Legacy Facilities Credit related to Mobile, Alabama facility	12,364	-
Additions to property, plant and equipment (exclusive of acquisitions)	(176,601)	(172,586)
Other	(3,007)	(6,803)
Net cash used in investing activities	(458,895)	(452,026)

Cash Flows from Financing Activities:
Borrowings under Revolving Credit Facility and Term Loan Facility and proceeds from issuance of Senior Notes	573,000	710,000
Payments on Revolving Credit Facility and Senior Notes	(393,000)	(422,757)
Cash dividends paid	(9,328)	(9,307)
Payment of acquisition related contingent consideration	(16,738)	(13,550)
Principal payments on capital lease obligations	(7,485)	(7,063)
Other	(318)	(940)
Net cash provided by financing activities	146,131	256,383

Net decrease during period	(4,948)	(33,648)
Cash at beginning of period	21,850	55,498
Cash at end of period	$16,902	$21,850

Non-GAAP Financial Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing the Company’s ongoing performance. Further, given the signing of the Tax Act in December 2017 and the transformation of the Company’s business through System Transformation transactions with The Coca‑Cola Company, the Company believes these non-GAAP financial measures allow users to better appreciate the impact of these transactions on the Company’s performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The Company’s non-GAAP financial information does not represent a comprehensive basis of accounting.

The following tables reconcile reported GAAP results to comparable results (non-GAAP) for the fourth quarter of 2017 and the fourth quarter of 2016:

		Fourth Quarter 2017
(in thousands, except per share data)		Net sales	Income (loss) from operations	Income before income taxes	Net income	Basic net income per share
Reported results (GAAP)		$1,126,149	$(872)	$29,131	$77,922	$8.35
Acquisitions results of operations	A	(536,070)	415	415	179	0.02
System Transformation transactions settlements	B	-	-	(2,446)	(1,054)	(0.11)
System Transformation transactions expenses	C	-	17,171	17,171	7,401	0.79
Gain on exchange transactions	D	-	-	(529)	(228)	(0.02)
Portion of Legacy Facilities Credit related to Mobile, Alabama facility	E	-	-	(12,364)	(5,329)	(0.57)
Gain on acquisition of Southeastern Container preferred shares in CCR redistribution	F	-	-	(6,012)	(2,591)	(0.28)
Fair value adjustment of acquisition related contingent consideration	G	-	-	(19,914)	(8,583)	(0.92)
Amortization of converted distribution rights	H	-	2,330	2,330	1,004	0.11
Fair value adjustments for commodity hedges	I	-	(589)	(589)	(254)	(0.03)
Tax Cuts and Jobs Act estimated impact	J	-	-	-	(66,595)	(7.14)
Total reconciling items		(536,070)	19,327	(21,938)	(76,050)	(8.15)
Comparable results (non-GAAP)		$590,079	$18,455	$7,193	$1,872	$0.20

		Fourth Quarter 2016
(in thousands, except per share data)		Net sales	Income from operations	Income before income taxes	Net income (loss)	Basic net income (loss) per share
Reported results (GAAP)		$841,560	$20,921	$40,187	$21,393	$2.31
Acquisitions results of operations	A	(219,780)	(5,153)	(5,153)	(3,169)	(0.34)
Divestitures results of operations	A	(68,929)	(11,538)	(11,538)	(7,096)	(0.76)
System Transformation transactions expenses	C	-	9,066	9,066	5,576	0.59
Fair value adjustment of acquisition related contingent consideration	G	-	-	(27,970)	(17,202)	(1.85)
Fair value adjustments for commodity hedges	I	-	(530)	(530)	(326)	(0.04)
Impact of changes in product supply governance	L	-	(2,591)	(2,591)	(1,593)	(0.17)
Total reconciling items		(288,709)	(10,746)	(38,716)	(23,810)	(2.57)
Comparable results (non-GAAP)		$552,851	$10,175	$1,471	$(2,417)	$(0.26)

The following tables reconcile reported GAAP results to comparable results (non-GAAP) for fiscal 2017 and fiscal 2016:

		Fiscal 2017
(in thousands, except per share data)		Net sales	Income from operations	Income before income taxes	Net income	Basic net income per share
Reported results (GAAP)		$4,323,668	$96,179	$63,006	$96,535	$10.35
Acquisitions results of operations	A	(1,751,897)	(29,684)	(29,684)	(16,215)	(1.74)
System Transformation transactions settlements	B	-	-	6,996	3,566	0.38
System Transformation transactions expenses	C	-	49,545	49,545	25,256	2.70
Gain on exchange transactions	D	-	-	(529)	(228)	(0.02)
Portion of Legacy Facilities Credit related to Mobile, Alabama facility	E	-	-	(12,364)	(5,329)	(0.57)
Gain on acquisition of Southeastern Container preferred shares in CCR redistribution	F	-	-	(6,012)	(2,591)	(0.28)
Fair value adjustment of acquisition related contingent consideration	G	-	-	3,226	1,644	0.18
Amortization of converted distribution rights	H	-	7,850	7,850	4,002	0.43
Fair value adjustments for commodity hedges	I	-	(3,130)	(3,130)	(1,710)	(0.18)
Tax Cuts and Jobs Act estimated impact	J	-	-	-	(66,595)	(7.14)
Total reconciling items		(1,751,897)	24,581	15,898	(58,199)	(6.24)
Comparable results (non-GAAP)		$2,571,771	$120,760	$78,904	$38,336	$4.11

		Fiscal 2016
(in thousands, except per share data)		Net sales	Income from operations	Income before income taxes	Net income	Basic net income per share
Reported results (GAAP)		$3,156,428	$127,859	$92,712	$50,146	$5.39
Acquisitions results of operations	A	(592,330)	(22,373)	(22,373)	(13,760)	(1.48)
Divestitures results of operations	A	(68,929)	(11,538)	(11,538)	(7,096)	(0.76)
System Transformation transactions expenses	C	-	32,274	32,274	19,849	2.14
Loss on exchange transactions	K	-	-	692	426	0.05
Fair value adjustment of acquisition related contingent consideration	G	-	-	(1,910)	(1,175)	(0.14)
Fair value adjustments for commodity hedges	I	-	(4,728)	(4,728)	(2,909)	(0.32)
Impact of changes in product supply governance	L	-	(7,523)	(7,523)	(4,627)	(0.50)
Special charitable contribution	M	-	4,000	4,000	2,460	0.26
Total reconciling items		(661,259)	(9,888)	(11,106)	(6,832)	(0.75)
Comparable results (non-GAAP)		$2,495,169	$117,971	$81,606	$43,314	$4.64

Following is an explanation of non-GAAP adjustments:

A.

Adjustment reflects the financial performance of the distribution territories and regional manufacturing facilities acquired from CCR from the respective acquisition or exchange dates in the System Transformation in 2017 and 2016 and the fourth quarter of 2016 financial performance of the distribution territories and regional manufacturing facility divested in the October 2017 Exchange Transactions.

B.

Adjustment includes a charge within other expense for net working capital and other fair value adjustments related to the Company’s acquisition of distribution territories as part of the System Transformation that were made beyond one year from the acquisition date.

C.	Adjustment reflects expenses related to the System Transformation, which primarily include professional fees and expenses related to due diligence, and information technologies system conversions.

D.	Gain recorded upon closing of the October 2017 Exchange Transactions for the excess fair value of net assets acquired over the carrying value of net assets acquired.

E.	Recognized portion of Legacy Facilities Credit related to a facility in Mobile, Alabama, which the Company transferred to CCR as part of the October 2017 Exchange Transactions.

F.	In December 2017, CCR redistributed a portion of its investment in Southeastern Container, which resulted in a $6.0 million increase in the Company’s investment in Southeastern Container.

G.

This non-cash, fair value adjustment of acquisition related contingent consideration fluctuates based on factors such as long-term interest rates, projected future results, and final settlements of acquired territory values.

H.

The Company and The Coca‑Cola Company entered into a comprehensive beverage agreement on March 31, 2017 (as amended, the "CBA"). Concurrent with entering into the CBA, the Company converted its franchise rights for the Company’s legacy territories to distribution rights, to be amortized over an estimated useful life of 40 years. Adjustment reflects the net amortization expense associated with the conversion of the Company's franchise rights.

I.

The Company enters into derivative instruments from time to time to hedge some or all of its projected purchases of aluminum, PET resin, diesel fuel and unleaded gasoline in order to mitigate commodity risk. The Company accounts for commodity hedges on a mark-to-market basis.

J.

The Tax Act, which reduced the federal corporate tax rate from 35% to 21% and changed the deductibility of certain expenses, had an estimated impact of $66.6 million in 2017, primarily as a result of the Company revaluing its net deferred tax liabilities. The changes included within the Tax Act are broad and complex and the impact of the Tax Act recorded by the Company is an estimate. Any final impacts of the Tax Act may differ, possibly materially, due to changes in estimates, interpretations and assumptions, changes in IRS interpretations, issuance of new guidance, legislative actions, changes in accounting standards for income taxes or related interpretation in response to the Tax Act and future actions by states within the U.S.

K.	Adjustment reflects a post-closing adjustment completed in the second quarter of 2016 relating to an asset exchange transaction the Company completed in 2015 for its Lexington, Kentucky territory.

L.

Adjustment reflects the gross profit on sales to other Coca‑Cola bottlers prior to the adoption of the Regional Manufacturing Agreement (as amended, the “RMA”) on March 31, 2017. Under the terms of the RMA, The Coca‑Cola Company implemented a standardized pricing methodology, which reduced the gross profit on the Company’s net sales to other Coca‑Cola bottlers. To compensate the Company for its reduction of gross profit under the RMA, The Coca‑Cola Company agreed to provide the Company an aggregate valuation adjustment through a payment or credit.

M.	A special charitable contribution was made during the first quarter of 2016.